                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  Amgen Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                                         Kevin W. Sharer
                                                         Chairman of the
                                                         Board, Chief
                                                         Executive Officer and
                                                         President
[LOGO OF AMGEN INC.]
                                                         Amgen Inc.
                                                         One Amgen Center
                                                         Drive
                                                         Thousand Oaks, CA
                                                         91320

April 4, 2001

DEAR STOCKHOLDER:

   You are invited to attend the Annual Meeting of Stockholders of Amgen Inc. to be held on Thursday, May 17, 2001, at 10:30 A.M., Pacific Time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Los Angeles, California 90210.

   At this year's meeting you will be asked to elect three directors and ratify the selection of the Company's independent auditors. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

   Your Board of Directors unanimously believes that election of its nominees for directors and ratification of its selection of independent auditors are in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote FOR election of the nominees for director and FOR proposal 2.

   In addition to the formal business to be transacted, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders.

   I personally look forward to greeting those Amgen stockholders able to attend the meeting. If you plan to attend the Annual Meeting, please complete and return the postage paid reply card enclosed with the Proxy Statement. We will send you an admittance ticket to the Annual Meeting and a map with directions to the Beverly Hilton Hotel.

   It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

   Thank you.
                                          Sincerely,
                                          /s/ Kevin W. Sharer
                                          Kevin W. Sharer
                                          Chairman of the Board,
                                           Chief Executive Officer and
                                           President

                                   AMGEN INC.
                             One Amgen Center Drive
                        Thousand Oaks, California 91320

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001

                             ---------------------

TO THE STOCKHOLDERS OF AMGEN INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amgen Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 17, 2001, at 10:30 A.M., Pacific Time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Los Angeles, California 90210, for the following purposes:

  1. To elect three directors to a three-year term of office expiring at the 2004 Annual Meeting of Stockholders;

  2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on March 20, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation, postponement or adjournment thereof.

                                          By Order of the Board of Directors
                                          /s/ Steven M. Odre
                                          Steven M. Odre
                                          Secretary

Thousand Oaks, California
April 4, 2001

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                                  AMGEN INC.
                            One Amgen Center Drive
                        Thousand Oaks, California 91320

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                INFORMATION CONCERNING VOTING AND SOLICITATION

General

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Amgen Inc., a Delaware corporation (the "Company" or "Amgen"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 17, 2001, at 10:30 A.M. Pacific Time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company intends to mail this proxy statement and accompanying proxy card on or about April 4, 2001 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Los Angeles, California 90210.

Who Can Vote

   You are entitled to vote if you were a stockholder of record of Amgen common stock (the "Common Stock") as of the close of business on March 20, 2001. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

   At the close of business on March 20, 2001, there were outstanding and entitled to vote 1,045,276,881 shares of Common Stock. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

Proxy Card and Revocation of Proxy

   If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy in favor of the election of all of the director nominees and in favor of ratification of the selection of Ernst & Young LLP as the independent auditors for the year ending December 31, 2001. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. In addition, since no stockholder proposals or nominations were received on a timely basis, no such matters may be brought at the Annual Meeting.

   If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You can revoke your proxy by sending to the Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting of Shares

   Stockholders of record on March 20, 2001 are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the meeting. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

   All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, and abstentions. Shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present and entitled to vote for purposes of determining a quorum. An abstention is counted as a vote against that proposal. Shares represented by proxies that reflect a broker "non-vote" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" will be treated as unvoted for purposes of determining approval of a proposal and will not be counted as "for" or "against" that proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority or does not have instructions for the beneficial owner.

Solicitation of Proxies

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the Common Stock in their names that are beneficially owned by others to forward to these beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $8,000, plus reasonable out-of-pocket expenses. The Company may also be assisted in the solicitation of proxies by Batchelder & Partners, Inc. The Company has previously engaged Batchelder & Partners, Inc. to provide general corporate advisory services, and no additional fee will be paid for the solicitation of proxies.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

   Under the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws"), the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes, which means the three nominees who receive the largest number of properly cast votes will be elected as directors. Each share of Common Stock is entitled to one vote for each of the three director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the Annual Meeting, an event which currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

   The terms of office of Mr. Jerry D. Choate, Mr. Steven Lazarus and Dr. Gilbert S. Omenn expire in 2001 and all are nominees for election to the Board. Each of the nominees would serve until his successor is elected and qualified, or until such director's earlier death, resignation or removal. If elected at the Annual Meeting, Messrs. Choate and Lazarus and Dr. Omenn would each serve until the 2004 Annual Meeting.

   Set forth below is biographical information for each person nominated and for each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three Year Term Expiring at the 2004 Annual
Meeting

JERRY D. CHOATE

   Mr. Jerry D. Choate, age 62, has served as a director of the Company since August 1998. In January 1999, Mr. Choate retired as Chairman of the Board and Chief Executive Officer of The Allstate Corporation ("Allstate"), an insurance company holding company, where he had held such positions since January 1995. Prior to becoming Chairman of Allstate in January 1995, Mr. Choate served as President and Chief Executive Officer of Allstate from August 1994 to January 1995; and had previously held various management positions at Allstate since 1962. Mr. Choate also serves as a director of Valero Energy Corporation and serves on the Board of Trustees for the Van Kampen Mutual Funds.

STEVEN LAZARUS

   Mr. Steven Lazarus, age 69, has served as a director of the Company since May 1987. Since July 1994, he has been the managing general partner of ARCH Venture Partners, L.P., an early stage venture capital partnership. He was President and Chief Executive Officer of the Argonne National Laboratory/The University of Chicago Development Corporation and was also associate dean at the Graduate School of Business, the University of Chicago, from October 1986 to July 1994. Mr. Lazarus also serves as a director of First Consulting Group Inc., National Venture Capital Association and New Era of Networks Inc.

GILBERT S. OMENN

   Dr. Gilbert S. Omenn, age 59, has served as a director of the Company since January 1987. He has been the Executive Vice President for Medical Affairs at the University of Michigan and Chief Executive Officer of the University of Michigan Health System and Professor of Internal Medicine, Human Genetics and Public Health since September 1997. Previously, Dr. Omenn was the Dean of the School of Public Health and Community Medicine at the University of Washington from July 1982 to September 1997. Dr. Omenn also is a director of Rohm & Haas Co.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2002 Annual Meeting

DAVID BALTIMORE

   Dr. David Baltimore, age 63, has served as a director of the Company since June 1999. He has been the President of the California Institute of Technology since October 1997 and has been the Chairman of the National Institutes for Health AIDS Vaccine Research Committee since December 1996. Previously, Dr. Baltimore had been an Institute Professor at the Massachusetts Institute of Technology ("MIT") from July 1995 to October 1997, and the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT from July 1994 to October 1997. Dr. Baltimore also serves as a director of BB Biotech, AG, a Swiss investment company. In 1975, Dr. Baltimore was the co-recipient of the Nobel Prize in Medicine.

WILLIAM K. BOWES, JR.

   Mr. William K. Bowes, Jr., age 74, has served as a director of the Company since April 1980. He has been a general partner of U.S. Venture Partners, a venture capital investment firm, since July 1981. Mr. Bowes also serves as a director of Applied Micro-Circuits Corp., Lynx Therapeutics, Inc., Xoma Ltd. and one privately held U.S. Venture Partners portfolio company.

JUDITH C. PELHAM

   Ms. Judith C. Pelham, age 55, has served as a director of the Company since May 1995. She has been President and CEO of Trinity Health, a national system of healthcare facilities, including hospitals, long-term care, home care, psychiatric care, residences for the elderly and ambulatory care, and the third largest Catholic healthcare system in the U.S., since May 2000. Previously, Ms. Pelham was the President and Chief Executive Officer of Mercy Health Services, a system of hospitals, home care, long term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit, from January 1993 to April 2000. From 1987 to 1992, Ms. Pelham was President and Chief Executive Officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas.

KEVIN W. SHARER

   Mr. Kevin W. Sharer, age 53, has served as a director of the Company since November 1992. He became Chief Executive Officer and President in May 2000 and Chairman of the Board in January 2001, having served as President and Chief Operating Officer of the Company since October 1992. Prior to joining the Company, Mr. Sharer served as President of the Business Markets Division of MCI Communications Corporation, a telecommunications company, from April 1989 to October 1992 and served in numerous executive capacities at General Electric Company from February 1984 to March 1989. Mr. Sharer also serves as a director of Unocal Corporation.

Directors Continuing in Office Until the 2003 Annual Meeting

FREDERICK W. GLUCK

   Mr. Frederick W. Gluck, age 65, has served as a director of the Company since February 1998. Mr. Gluck is currently a consultant to McKinsey & Company, Inc. ("McKinsey"), a consulting firm. Mr. Gluck joined Bechtel Group, Inc., an engineering, construction and project management company, in February 1995, and served as Vice Chairman and Director from January 1996 to July 1998. Mr. Gluck joined McKinsey in 1967, serving as Managing Director from 1988 to 1994, and retired from that firm in February 1995. Mr. Gluck is currently a director of Columbia/HCA Healthcare Corporation, Crossworlds Software, Inc., Thinking Tools, Inc., Scient Corporation, the New York and Presbyterian Hospital, and serves on an advisory council for Russell Reynolds Associates, Inc.

FRANKLIN P. JOHNSON, JR.

   Mr. Franklin P. Johnson, Jr., age 72, has served as a director of the Company since October 1980. He is the general partner of Asset Management Partners, a venture capital limited partnership. Mr. Johnson serves as the Vice President, Chief Financial Officer and Secretary of Indo Pacific Investment Company, a privately held investment company. Mr. Johnson has been a private venture capital investor for more than five years. He is also a director of Applied MicroCircuits Corporation, IDEC Pharmaceuticals Corp. and several private companies.

J. PAUL REASON

   Admiral J. Paul Reason, USN (Retired), age 60, has served as a director of the Company since January 2001. Since July 2000, he has been the President and Chief Operating Officer of Metro Machine Corporation, a privately held ship repair company. He was a Four Star Admiral and Commander In Chief of the U.S. Atlantic Fleet of the U.S. Navy from December 1996 to September 1999. He served as Deputy Chief of Naval Operations from August 1994 to November 1996, and served in numerous capacities, both at sea and ashore, in the U.S. Navy from June 1965 to July 1994.

DONALD B. RICE

   Dr. Donald B. Rice, age 61, has served as a director of the Company since October 2000. Dr. Rice has been President, Chief Executive Officer and director of UroGenesys Inc., a biotechnology company, since its founding in late 1996. From March 1993 until August 1996, Dr. Rice was President and Chief Operating Officer and a director of Teledyne, Inc., a diversified technology-based manufacturing company with major segments in specialty metals and aerospace. He is also Chairman of the Board of Scios Inc., and a director of Wells Fargo & Company, Unocal Corporation, and Vulcan Materials Company.

Board Committees and Meetings

   The Board of Directors, which held six meetings during the year ended December 31, 2000, has an Audit Committee, a Compensation Committee, an Executive Committee, a New Hire Stock Option Committee, a Nominating Committee and a Strategy Committee.

   The Audit Committee recommends the engagement of the Company's independent auditors and approves the services performed by such auditors, including the review and evaluation of the Company's accounting system and its system of internal controls in connection with the Company's annual audit. The Board of Directors has adopted a written charter for the Audit Committee which is included in this proxy statement as Appendix I. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. The Audit Committee has also considered whether the provision of other non-audit services to the Company by its independent auditors is compatible with maintaining that firm's independence. The Company's independent auditors did not provide any information technology services to the Company in 2000. During the year ended December 31, 2000, the Audit Committee met four times. Mr. Bowes served as Chairman, and Dr. Omenn and

Ms. Pelham served as members of the Audit Committee. Each of these directors is independent, as defined by the National Association of Securities Dealers ("NASD") and meets the applicable NASD requirements for financial literacy and financial expertise.

   The Compensation Committee sets guidelines for the administration of all salaries within the Company, approves recommendations for officers' salaries, administers incentive compensation and awards stock options to employees, officers and consultants under the Company's stock option plans and otherwise determines compensation levels. During the year ended December 31, 2000, the Compensation Committee met six times. Mr. Johnson served as Chairman, and Messrs. Choate, Gluck and Lazarus served as members of the Compensation Committee.

   The Executive Committee may exercise, when the Board of Directors is not in session, all powers of the Board of Directors in the management of the business and affairs of the Company to the extent permitted by law, the Bylaws and as specifically granted by the Board of Directors. During the year ended December 31, 2000, the Executive Committee met two times. Mr. Gordon M. Binder served as Chairman, and Messrs. Bowes, Johnson and Sharer served as members of the Executive Committee.

   The New Hire Stock Option Committee principally grants stock options to non-officer employees upon commencement of employment with the Company and its subsidiaries in accordance with the guidelines established by the Compensation Committee. During the year ended December 31, 2000, the New Hire Stock Option Committee did not meet, but did take action by written consent. Until his retirement in May 2000, Mr. Binder served as the sole member of the New Hire Stock Option Committee and Mr. Sharer served as an alternate member to act in the absence of Mr. Binder. Subsequent to May 2000, Mr. Sharer has served as the sole member of the New Hire Stock Option Committee.

   The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. During the year ended December 31, 2000, the Nominating Committee met one time. Mr. Bowes served as Chairman, and Mr. Johnson and Dr. Omenn served as members of the Nominating Committee. The Nominating Committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees in accordance with the Company's Bylaws.

   The Strategy Committee meets with management of the Company to review research strategies and proposals for collaborations and licensing of technology. During the year ended December 31, 2000, the Strategy Committee met three times. Mr. Lazarus served as Chairman, and Messrs. Choate and Gluck, Drs. Baltimore and Omenn, and Ms. Pelham served as members of the Strategy Committee.

   During the year ended December 31, 2000, all of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served, except for Dr. Baltimore.

                                  PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in 1980. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 15, 2001, by: (i) each director; (ii) each person who served as the Company's Chief Executive Officer during the year ended December 31, 2000, and each of its four most highly compensated other executive officers (collectively the "Named Executive Officers") for the year ended December 31, 2000, and (iii) all directors, Named Executive Officers and executive officers of the Company as a group. To the Company's knowledge, there were no holders beneficially owning more than 5% of the Common Stock as of February 15, 2001.

                                                               Common Stock
                                                               Beneficially
                                                              Owned(/1/)(/2/)
                                                            -------------------
                                                              Number   Percent
Beneficial Owner                                            of Shares  of Total
----------------                                            ---------- --------
David Baltimore............................................     76,000    *
William K. Bowes, Jr.(/3/).................................  8,767,200    *
Jerry D. Choate............................................     92,000    *
Frederick W. Gluck.........................................     62,000    *
Franklin P. Johnson, Jr.(/4/)..............................  2,981,600    *
Steven Lazarus.............................................    323,343    *
Gilbert S. Omenn(/5/)......................................    324,239    *
Judith C. Pelham...........................................    115,200    *
J. Paul Reason.............................................         50    *
Donald B. Rice.............................................      4,000    *
Kevin W. Sharer............................................    134,225    *
Dennis M. Fenton...........................................    590,504    *
George Morstyn.............................................    172,899    *
Kathryn E. Falberg.........................................     28,009    *
Steven M. Odre(/6/)........................................    303,283    *
Gordon M. Binder...........................................  1,928,740    *
All directors, Named Executive Officers and executive
 officers as a group (21 persons)(/3/)(/4/)(/5/)(/6/)...... 16,473,917   1.6%

--------
 * Less than 1%

(1) Information in this table regarding directors, Named Executive Officers and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, except for Mr. Sharer and Drs. Fenton and Morstyn who have shared voting and/or investment power with their spouses through their respective trusts.

(2) Includes shares which the individuals shown have the right to acquire on February 15, 2001, or within 60 days thereafter, pursuant to outstanding stock options, as follows: Dr. Baltimore--76,000 shares; Mr. Bowes-- 161,200 shares; Mr. Choate--92,000 shares; Mr. Gluck--62,000 shares; Mr. Johnson-- 161,200 shares; Mr. Lazarus--161,200 shares; Dr. Omenn--161,200 shares; Ms. Pelham--111,200 shares; Mr. Sharer--84,446 shares; Dr. Fenton--399,572 shares; Dr. Morstyn--157,236 shares; Ms. Falberg--
    19,778 shares; Mr. Odre--250,672 shares; Mr. Binder--1,268,956 shares; and all directors, Named Executive Officers and executive officers as a group--3,696,787 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(3) Excludes 609,600 shares held by Mr. Bowes' wife; Mr. Bowes disclaims beneficial ownership of such shares.

(4) Includes 1,635,000 shares held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares. Excludes 895,400 shares held by Mr. Johnson's wife; Mr. Johnson disclaims beneficial ownership of such shares.

(5) Includes 5,250 shares held by one of Dr. Omenn's children.

(6) Excludes 4,852 shares held in the charitable remainder trust of Mr. Odre; Mr. Odre disclaims beneficial ownership of such shares.

Contractual Contingent Payment Rights

   In 1993, the Company exercised its option to purchase the Class A and Class B limited partnership interests of Amgen Clinical Partners, L.P. (the "Partnership"), a limited partnership previously formed to develop and commercialize products from certain technologies for human pharmaceutical use in the United States. As a result of the Company exercising such option, each holder of a limited partnership interest in the Partnership acquired contractual contingent payment rights based on the number of such holder's interests. The contractual contingent payment rights are not voting securities but entitle the holders thereof to receive quarterly payments, subject to certain adjustments, equal to a stated percentage of the Company's sales of certain products in specified geographic areas. In 2000, holders received approximately $82,694 for each whole contractual contingent payment right held. The following table sets forth certain information regarding the ownership of the Company's contractual contingent payment rights as of February 15, 2001, by: (i) each director; (ii) each of the Named Executive Officers; and (iii) all directors, Named Executive Officers and executive officers as a group:

                                                               Contractual
                                                            Contingent Payment
                                                                  Rights
                                                               Beneficially
                                                                Owned(/1/)
                                                            ------------------
                                                             Number   Percent
   Beneficial Owner                                         of Rights of Total
   ----------------                                         --------- --------
   David Baltimore.........................................    -0-        *
   William K. Bowes, Jr. ..................................     2         *
   Jerry D. Choate.........................................    -0-        *
   Frederick W. Gluck......................................    -0-        *
   Franklin P. Johnson, Jr.(/2/)...........................     4         *
   Steven Lazarus..........................................    -0-        *
   Gilbert S. Omenn........................................    0.5        *
   Judith C. Pelham........................................    -0-        *
   J. Paul Reason..........................................    -0-        *
   Donald B. Rice..........................................    -0-        *
   Kevin W. Sharer.........................................    -0-        *
   Dennis M. Fenton........................................    -0-        *
   George Morstyn..........................................    -0-        *
   Kathryn E. Falberg......................................    -0-        *
   Steven M. Odre..........................................    -0-        *
   Gordon M. Binder........................................     1         *
   All directors, executive officers and Named Executive
    Officers as a group (21 persons)(/2/)..................    7.5        1%

--------
 * Less than 1%

(1) This table is based upon information supplied by the directors, Named Executive Officers and executive officers. Subject to community property laws where applicable, each holder of a contractual contingent payment right(s) has sole investment power with respect to such right(s) beneficially owned.

(2) Includes four rights held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have investment power as to all of these rights, and therefore may be deemed to be a beneficial owner of such rights.

                            EXECUTIVE COMPENSATION

Compensation of Directors

   Cash Compensation

   Directors of the Company who are also employees of the Company are not separately compensated for their service as directors. Non-employee directors receive a quarterly retainer of $5,000 (plus $1,500 for a Committee Chairman) and a per Board meeting fee of $1,250 (plus $750 for Committee members attending a committee meeting, up to a maximum of $1,500 for all committee meetings held on the same day). The members of the Board of Directors also are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. There are no family relationships among any directors of the Company. In 2000, Drs. Baltimore and Omenn each also received $1,250 for their attendance at a one day conference with the Company's senior management.

   Equity Compensation

   Non-employee directors are also entitled to receive stock option grants as compensation for their service as directors. Under the Company's Amended and Restated 1991 Equity Incentive Plan, each non-employee director is automatically granted a non-discretionary option (a "Formula Grant") to purchase shares of Common Stock of the Company. The exercise price of options granted under the Amended and Restated 1991 Equity Incentive Plan is equal to 100% of the fair market value of the underlying stock on the date of the option grant. In addition, newly appointed non-employee directors receive an inaugural option grant pursuant to a formula set forth in the Amended and Restated 1991 Equity Incentive Plan on terms comparable to the Formula Grants. Non-employee directors receive annual Formula Grants of 16,000 shares in January of each year; inaugural grants to new non-employee directors are 60,000 shares provided, that, in either case, the non-employee director becomes and/or is a director on the required dates for such grants.

   In January 2000, the Company granted to each of the non-employee directors, except for Dr. Rice and Admiral Reason who were not then members of the Board, a Formula Grant under the Amended and Restated 1991 Equity Incentive Plan covering 16,000 shares at an exercise price of $61.38 per share. In October 2000, Dr. Rice received an inaugural stock option grant for 60,000 shares, with an exercise price of $71.38 per share, upon his appointment to the Board.

   A Formula Grant awarded to a non-employee director under the Amended and Restated 1991 Equity Incentive Plan vests and is exercisable: (a) on the date of grant, if the director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant, if the director has had less than three years of prior continuous service as a non-employee director. Generally, Formula Grants must be exercised within ten years from the date of grant.

   For stock options granted prior to June 1998, a non-employee director optionee is entitled to a reload option ("Reload Option") in the event the optionee exercises his or her option, in whole or in part, by surrendering other shares of Common Stock of the Company held by such non-employee director in accordance with the Amended and Restated 1991 Equity Incentive Plan and the terms of the option grant. Any such Reload Option: (i) will be for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered as part or all of the exercise price of the original option; (ii) will have an expiration date that is the same as the expiration date of the original option; and (iii) will have an exercise price that is equal to 100% of the fair market value of the Common Stock subject to the Reload Option on the date of exercise of the original option. Any such Reload Option will be subject to the availability of sufficient shares under the Amended and Restated 1991 Equity Incentive Plan. There is no Reload Option on a Reload Option. Stock options granted in June 1998 or subsequently do not have Reload Options. In June 2000, a Reload Option for 652 shares, with an exercise price of $70.38 per share, was granted to Mr. Lazarus.

Compensation of Executive Officers

   Summary Compensation Table. The following table sets forth summary information concerning certain compensation awarded or paid to, or earned by, the Named Executive Officers for all services rendered in all capacities to the Company for the years ended December 31, 2000, 1999 and 1998:

                          SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                                   Annual Compensation Compensation
                                                   ------------------- ------------
                                                                        Securities    All Other
                                                    Salary              Underlying  Compensation
Name and Principal Position                   Year ($)(/1/)  Bonus ($) Options (#)  ($)(/2/)(/3/)
--------------------------------------------- ---- --------- --------- ------------ -------------
Kevin W. Sharer,                              2000   810,569 1,358,030  1,450,000       79,019
 Chairman of the Board,                       1999   631,733 1,124,421    240,000      255,998
 Chief Executive Officer and President        1998   566,501   880,808    400,000      138,258

Dennis M. Fenton,                             2000   455,973   559,084    153,800        4,257
 Executive Vice President                     1999   388,957   490,781     80,132      166,283
                                              1998   354,801   418,681    197,568       89,497

George Morstyn,                               2000   459,648   549,565     80,000       48,754
 Senior Vice President, Development, and      1999   409,128   534,649     98,732      124,717
 Chief Medical Officer                        1998   382,920   441,272    184,000      102,307

Kathryn E. Falberg,                           2000   409,860   536,479    100,000       38,951
 Senior Vice President, Finance and Corporate 1999   368,000   423,042     80,132       81,325
 Development, and Chief Financial Officer     1998   270,200   270,379    225,112       37,482

Steven M. Odre,                               2000   389,582   458,212    102,400       29,974
 Senior Vice President,                       1999   329,660   373,958     44,460      109,290
 General Counsel and Secretary                1998   312,468   352,634    188,000       79,068

Gordon M. Binder,                             2000 1,094,917   666,000        --       104,948
 Former Chairman of the Board and             1999   952,747 1,800,000    503,000      434,473
 Chief Executive Officer(/4/)                 1998   866,135   900,000    640,000      352,640

--------
(1) Includes compensation deferred under the Company's Retirement and Savings Plan (the "401(k) Plan") otherwise payable in cash during each calendar year.

(2) The amounts shown for 2000 are comprised primarily of Company credits to the Supplemental Retirement Plan (the "SRP"), with additional amounts included as a result of a contribution (the "Company Contribution") to the Company's 401(k) Plan for each of the Named Executive Officers (see footnote 3). The SRP is a non-qualified, unfunded plan. Participation in the SRP is available to selected participants in the Company's 401(k) Plan who are affected by the Internal Revenue Code limits on the amount of employee compensation that may be recognized for purposes of calculating the Company's contributions to the 401(k) Plan. Pursuant to the SRP, accounts for the respective Named Executive Officers were credited with (reduced by) the following amounts, including accrued dividends, interest and unrealized gains or losses for the years ended December 31, 2000, 1999 and 1998, respectively: Mr. Sharer, $65,419, $243,198, and $125,458; Dr.
    Fenton, ($9,343), $153,483, and $76,697; Dr. Morstyn, $35,154, $111,917,
    and $89,507; Ms. Falberg, $24,757, $68,525, and $24,682; Mr. Odre,
    $16,374, $96,490, and $66,268; and Mr. Binder, $46,348, $421,673, and
    $339,840.

(3) The amounts shown for 2000 include a Company Contribution in the amount of $13,600, to the Company's 401(k) Plan for each of the Named Executive Officers except for Ms. Falberg who received $14,194. The amounts shown for each of 1999 and 1998 include a Company Contribution pursuant to the 401(k) Plan in the amount of $12,800 for each of the Named Executive Officers.

(4) A portion of Mr. Binder's 2000 compensation was paid pursuant to the terms of a letter agreement between the Company and Mr. Binder. See "-- Employment and Compensation Arrangements."

   Stock Option Grants and Exercises. The following table sets forth information concerning individual grants of stock options made by the Company during the year ended December 31, 2000, to each of the Named Executive
Officers:

                       OPTION GRANTS IN FISCAL YEAR 2000

                                          Individual Grants
                         ----------------------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                           Number of                                              Annual Rates
                          Securities      Percent of                             of Stock Price
                          Underlying    Total Options    Exercise               Appreciation for
                            Options       Granted to        or                  Option Term(/1/)
                            Granted      Employees in   Base Price Expiration ---------------------
Name                     (#)(/2/)(/3/) Fiscal Year(/4/)   ($/Sh)      Date      5% ($)    10% ($)
------------------------ ------------- ---------------- ---------- ---------- ---------- ----------
Kevin W. Sharer.........   1,000,000         7.63%        59.81     5/10/07   24,349,694 56,745,142
                             450,000         3.44%        68.50      7/3/07   12,548,871 29,244,205
Dennis M. Fenton........      33,800         0.26%        68.19     2/28/07      938,260  2,186,544
                             120,000         0.92%        68.50      7/3/07    3,346,365  7,798,455
George Morstyn..........      80,000         0.61%        68.50      7/3/07    2,230,910  5,198,970
Kathryn E. Falberg......     100,000         0.76%        68.50      7/3/07    2,788,638  6,498,713
Steven M. Odre..........      22,400         0.17%        68.19     2/28/07      621,805  1,449,071
                              80,000         0.61%        68.50      7/3/07    2,230,910  5,198,970
Gordon M. Binder........         --           --            --          --           --         --

--------
(1) The potential realizable value is based on the term of the option at the time of its grant, which is seven years for the stock options granted to the Named Executive Officers. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with Securities and Exchange Commission ("SEC") rules and regulations and do not represent the Company's estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(2) Prior to February 1999, under the terms of the Amended and Restated 1991 Equity Incentive Plan, the Board of Directors retained discretion to modify the terms of outstanding options and to reprice the options subject to plan limitations. In February 1999, the Board of Directors unanimously adopted, and the stockholders subsequently approved in May 1999, an amendment to the Amended and Restated 1991 Equity Incentive Plan to, among other things, delete the provisions permitting the repricing of outstanding stock options under such plan.

(3) Options shown in the table have a term of seven years, subject to earlier termination if the optionee ceases employment with the Company. Options shown vest and are exercisable 20% on the first, second, third, fourth and fifth anniversaries of the grant date, except with respect to the February 28, 2000 grants to each of Dr. Fenton and Mr. Odre which vest and are exercisable 25% on the first, second, third and fourth anniversaries of the grant date. The vesting of all options issued pursuant to the Amended and Restated 1991 Equity Incentive Plan will be automatically accelerated in the event of a change in control (as defined in the Amended and Restated 1991 Equity Incentive Plan). In addition, the options are subject to certain full or partial accelerated vesting upon the death or disability of the optionee while in the employ of the Company, or death within three months after termination of employment or voluntary retirement of an optionee after age 60, as provided in the option grant agreement, or at the discretion of the Compensation Committee as permitted by the Amended and Restated 1991 Equity Incentive Plan.

(4) In 2000, the Company granted stock options covering a total of 13,090,419 shares of Common Stock to Company employees under all stock option plans maintained by the Company and this number was used in calculating the percentages.

   Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 2000, by each of the Named Executive Officers and the final year-end value of unexercised options:

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                    AND FISCAL YEAR-END 2000 OPTION VALUES

                                                         Number of Securities      Value of Unexercised
                           Shares                       Underlying Unexercised     In-the-Money Options
                         Acquired On                     Options at FY-End (#)      at FY-End ($)(/1/)
                          Exercise         Value       ------------------------- -------------------------
Name                         (#)     Realized ($)(/2/) Exercisable/Unexercisable Exercisable/Unexercisable
------------------------ ----------- ----------------- ------------------------- -------------------------
Kevin W. Sharer.........    305,000      15,886,084             159,446/                 7,020,730/
                                                               2,056,880                 30,689,405

Dennis M. Fenton........    134,040       6,920,404             413,798/                20,435,988/
                                                                 403,586                 11,150,747

George Morstyn..........    243,568      12,030,600             157,236/                 7,339,798/
                                                                 344,376                 11,495,428

Kathryn E. Falberg......     69,038       3,349,382              19,778/                   885,265/
                                                                 320,534                  9,552,869

Steven M. Odre..........    190,204      11,226,770             270,672/                13,427,346/
                                                                 326,688                 10,380,840

Gordon M. Binder........  2,771,040     161,245,893           1,504,346/                66,431,251/
                                                                 698,880                 33,961,898

--------
(1) Value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 29, 2000, the last trading day for 2000, at a price of $63.94 per share, the fair market value of the Company's Common Stock on such date.

(2) Value realized is based on the market value of the Company's Common Stock on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date or, at that price or at all.

Change-in-Control Arrangements

   Effective as of October 20, 1998 (the "Effective Date"), the Board of Directors adopted the Amgen Inc. Change of Control Severance Plan (the "CCS Plan") which provides certain severance benefits to persons who hold certain designated positions with the Company as of the date on which a Change of Control (as defined below) of the Company occurs. If a Change of Control had occurred on December 31, 2000, the CCS Plan would have covered approximately 435 officers and key employees of the Company, including each of the Named Executive Officers. Under the terms of the CCS Plan, the CCS Plan extends through December 31, 2001, subject to automatic one year extensions unless the Company notifies the participants that the term will not be extended. If a Change of Control occurs during the original or any extended term, the CCS Plan will continue in effect for at least 36 months following the Change of Control. Prior to the occurrence of a Change of Control, the Company has the right to terminate or amend the CCS Plan at any time; after the occurrence of a Change of Control, the CCS Plan may not be terminated or amended in any way that adversely affects a participant's interests under the CCS Plan without the participant's written consent.

   Under the CCS Plan, a Change of Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or (ii) at the time individuals making up the incumbent Board (as defined in the CCS Plan) cease for any reason to constitute at least a majority of the Board; or

(iii) immediately prior to the consummation by the Company of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the shares of the Company entitled to vote generally in the election of directors; or (iv) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or (v) any other event which the incumbent Board, in its sole discretion, determines is a change of control.

   Under the CCS Plan, if a Change of Control occurs and a participant's employment is terminated within the two year period immediately following the Change of Control by the Company other than for Cause or Disability (each as defined in the CCS Plan) or by the participant for Good Reason (as defined in the CCS Plan), the participant will be entitled to certain payments and benefits in lieu of further salary payments subsequent to such termination and in lieu of severance benefits otherwise payable by the Company (but not including accrued vacation and similar benefits otherwise payable upon termination). In the event of such termination, the participant will receive a lump sum cash severance payment in an amount equal to the excess, if any, of
(A) the product of (x) a benefits multiple (either 3, 2 or 1, depending on the participant's position (a "Benefits Multiple")), and (y) the sum of (i) the participant's annual base salary immediately prior to termination or, if higher, immediately prior to the Change of Control, plus (ii) the participant's targeted annual bonus for the year in which the termination occurs or, if higher, the participant's average annual bonus for the three years immediately prior to the Change of Control; over (B) the aggregate value (determined in accordance with Section 280G of the Code) of the acceleration of vesting of the participant's unvested stock options in connection with the Change of Control. The terms of the Amended and Restated 1991 Equity Incentive Plan, the Amended and Restated 1988 Stock Option Plan and the Amended and Restated 1997 Special Non-Officer Equity Incentive Plan contain the same definition of "change of control" as the CCS Plan definition, and such option plans provide for the acceleration of vesting of issued and outstanding stock options upon the occurrence of a change of control.

   Participants who are senior executive-level staff members who are also members of the Amgen Executive Committee (which as of December 31, 2000, included each of the Named Executive Officers other than Mr. Binder, who has a Benefits Multiple of 2) have a Benefits Multiple of 3; participants who are senior management-level staff members at the level of "director" or equivalent and above (and who are not members of the Amgen Executive Committee), have a Benefits Multiple of 2; and management-level staff members at the level of "associate director" or equivalent have a Benefits Multiple of 1.

   The Company will also provide the participant with continued health and other group insurance benefits for a period of 1 to 3 years (depending on the participant's Benefits Multiple) after the participant's termination of employment. In addition, the participant will be fully vested in his or her accrued benefits under the Company's retirement plans and the Company will provide the participant with additional fully vested benefits under such plans in an amount equal to the benefits the participant would have earned under the plans had the participant continued to be employed by the Company for a number of years equal to the participant's Benefits Multiple. The participant will also be indemnified by the Company and will be provided with directors' and officers' liability insurance (if applicable), each as set forth in the CCS Plan. In addition, if any payment, distribution or acceleration of vesting of any stock option or other right with respect to a participant who is a "disqualified individual" (within the meaning of Section 280G of the Code) would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay the participant an additional lump sum cash payment in an amount equal to 20% of the amount of the participant's "excess parachute payment" (within the meaning of Section 280G of the Code). If a Change of Control had occurred on the Effective Date, each of the Named Executive Officers would have received such indemnification and liability insurance.

   The CCS Plan provides that for a period of years equal to a participant's Benefits Multiple after the participant's termination of employment, the participant will not disclose confidential information of the Company and will not solicit or offer employment to any of the Company's employees. In the event that the participant breaches any of such provisions, the participant will forfeit any right to receive further payments or benefits under the CCS Plan.

Employment and Compensation Arrangements

  Mr. Gordon M. Binder

   Pursuant to a letter agreement, dated May 10, 2000, by and between the Company and Gordon M. Binder, Mr. Binder retired as the Company's Chief Executive Officer and a member of Amgen's Executive Committee on May 11, 2000, and as Chairman of the Board of Directors on December 31, 2000. He continues to be employed by the Company in a part-time special assignment position with the title of Special Advisor to the Chief Executive Officer, through December 31, 2002, subject to earlier termination pursuant to the letter agreement. Mr. Binder will assist Mr. Sharer in certain matters and in monitoring various federal government developments as they relate to the Company's current and future activities, as well as advising on certain arbitration and litigation matters such as those involving Johnson & Johnson and Transkaryotic Therapies, Inc. Pursuant to the letter agreement, beginning in May 2000, Mr. Binder received $80,000 per month for his services in 2000, together with a special bonus of $666,000 for his services in 2000 through May 11, 2000. Beginning in January 2001, Mr. Binder is being paid $40,000 per month for his part-time employment but will not participate in the Company's Management Incentive Plan. During his employment, Mr. Binder will be eligible to participate in certain of Amgen's benefit plans, including Amgen's Supplemental Retirement Plan (as long as Mr. Binder continues to meet the eligibility requirements thereunder) and CCS Plan. Pursuant to the letter agreement, Mr. Binder received reimbursement of $7,325 of legal fees incurred by Mr. Binder in connection with the letter agreement. Also, pursuant to the terms of the letter agreement, Mr. Binder is entitled to reimbursement of up to $72,000 annually for office space rental and parking, reimbursement of reasonable business expenses and the Company will provide Mr. Binder with secretarial support services. Mr. Binder's unvested options will continue to vest in accordance with their terms while Mr. Binder is employed at Amgen. Mr. Binder was not eligible to receive stock option grants after May 2000.

  Dr. Fabrizio Bonanni

   In April 1999, Dr. Fabrizio Bonanni became Senior Vice President, Quality and Compliance of the Company. In connection with Dr. Bonanni's employment, the Company granted him an option to purchase 200,000 shares of Common Stock with an exercise price of 100% of the fair market value on the date of grant, April 12, 1999. This option vests in five equal installments commencing with the first anniversary of the date of grant and expires seven years from the date of grant. The Company has guaranteed that, calculated as if Dr. Bonanni had not sold any of the underlying shares, the then vested portion of such option will appreciate in value by at least $2.5 million on at least one day on or before April 12, 2004. Notwithstanding the foregoing, the Company has not guaranteed that Dr. Bonanni will realize this profit if Dr. Bonanni does not sell all of the vested option shares on the date that such value is realizable.

Compensation Committee Report/1/

   The Board of Directors has delegated to the Compensation Committee of the Board of Directors (the "Compensation Committee") the authority to establish and maintain the Job Grade and Compensation Range Tables and Merit Increase Guidelines used to establish initial salary guidelines and merit pay increases throughout the Company and as the basis for making specific recommendations to the Board concerning the compensation of senior officers, including the Chief Executive Officer. In addition, the Compensation Committee administers the performance based Management Incentive Plan, the Company's various stock option plans (collectively the "Stock Option Plans"), the 401(k) Plan, the SRP, the Amended and Restated Employee Stock Purchase Plan and all other compensation and benefit programs currently in place at the Company. Compensation Committee members are all non-employee directors.

--------
1 The material in this report and in the performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

   The Compensation Committee intends to design and administer its compensation plans to support the achievement of the Company's long-term strategic objectives, to enhance stockholder value and, to the extent possible, to maximize the deductibility of compensation for tax purposes.
Section 162(m) of the Code places a one million dollar limit on the amount of non-performance based compensation for each Named Executive Officer that may be deducted by the Company for tax purposes. It is the Compensation Committee's objective to administer compensation programs that are in compliance with the provisions of Section 162(m). The Compensation Committee has been advised that, based upon prior stockholder approval of the material terms of the Management Incentive Plan and the Amended and Restated 1991 Equity Incentive Plan and Section 162(m) transition rules, compensation under these plans is excluded from this limitation, provided, that, the other requirements of Section 162(m) are met.

   The key components of the compensation program are base salary, annual incentive award (the Management Incentive Plan), and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn above average rewards when merited by individual and corporate performance.

  Base Salary

   Base Salaries for all employees, including executive officers of the Company, are determined based on an established Job Grade and Compensation Range Table that is designed to provide a Base Salary that ensures that salaries remain competitive with the marketplace. In monitoring the Executive Job Grade and Compensation Range Table, the members of the Compensation Committee compared compensation information derived from compensation surveys outlining compensation levels at major pharmaceutical companies, the majority of which are included in the Standard & Poor's Drug Index, and leading biotechnology companies./2/ Adjustments to each individual's Base Salary are made in connection with annual performance reviews. The amounts of such increases are calculated using compensation levels at comparable companies and the Merit Increase Guidelines that provide for percentage salary increases based on the position in the Compensation Range and the result of each individual's annual performance review. The Merit Increase Guidelines are adjusted annually and reflect the Compensation Committee's assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.

  Performance Based Management Incentive Plan

   The Management Incentive Plan has been established to reward participants for their contributions to the achievement of Company-wide and individual performance goals. Executive officers, Vice Presidents and other key employees of the Company nominated by the Chief Executive Officer and approved by the Compensation Committee, are eligible to participate in the Management Incentive Plan. Management Incentive Plan payouts are established at a level designed so that when such payouts are added to a participant's Base Salary, the resultant compensation for above average performance should exceed the average cash compensation level of comparable companies and the resultant compensation for below average performance should be less than the average cash compensation level of comparable companies.

   At the beginning of each Management Incentive Plan period, the Chief Executive Officer recommends for approval by the Compensation Committee the individual participants and the target incentive award for each participant expressed as a percentage of the base pay of the participant. The Compensation Committee establishes a formula for determining the amount of incentive award a participant may receive. Generally, a formula established by the Compensation Committee reflects both Company-wide goals and specific individual performance goals for the participant. As implemented by the Compensation Committee in past years, at least 50% of the Company-wide goals were based upon Return on Capital Employed ("ROCE") and growth in
--------
2 The Compensation Committee utilizes data and summaries provided by independent consulting firms to determine comparable companies, including major pharmaceutical and leading biotechnology companies, and their compensation levels.

revenue, and the remainder of the Company-wide goals were goals selected by the Committee from the goals established by management in connection with the planning process. As implemented by the Compensation Committee in past years, no awards were to be made to the participants, regardless of the performance achieved on the other goals or by individual participants, unless either the ROCE or the growth in revenue goal were achieved.

   As implemented by the Compensation Committee in past years, each participant's actual award under the Management Incentive Plan was based on both the determination of the extent to which such participant's individual goals were achieved (in terms of percent achievement, subject to a maximum percentage established annually by the Compensation Committee, which may not exceed 150%) and the Compensation Committee's determination of the extent to which the Company-wide goals were achieved (in terms of percent achievement, subject to a maximum percentage established by the Compensation Committee, which may not exceed 150%). For the 2000 Management Incentive Plan year, the formula established by the Compensation Committee to determine awards under the Management Incentive Plan was as follows: the participant's target bonus multiplied by the percent achievement of Company-wide goals multiplied by the percent achievement of the participant's individual goals. Pursuant to the February 1999 amendment to the Management Incentive Plan, the maximum amount payable under the Management Incentive Plan to any participant in any calendar year may not exceed $1,800,000.

   The Company-wide goals for the Management Incentive Plan period ended December 31, 2000 included goals related to ROCE, growth in revenue, profit after taxes, specific product development objectives and a goal to identify and initiate research programs for appropriate product candidates. The relative weightings of these five factors in determining the extent to which Company-wide goals were achieved were 30%, 20%, 20%, 20% and 10%, respectively. For 2000, in order to stimulate increased effort toward the development of potential products, Company-wide goals provided for an incentive equal to 5% of the maximum payable under the Company-wide goals if a product with significant annual sales revenue potential was in-licensed. This goal was achieved and resulted in the inclusion of this incentive in the 2000 Management Incentive Plan payout. Based upon evaluations by management and approved by the Compensation Committee, the Company achieved 132.9% of the target Company-wide goals established under the Management Incentive Plan for the period ended December 31, 2000.

  Stock Option Plans

   The Stock Option Plans offered by the Company have been established to provide all employees with an opportunity to share, along with stockholders, in the long-term performance of the Company.

   Periodic grants of stock options are generally made annually to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options granted under the various stock option plans generally have a three-, four- or five-year vesting schedule and generally expire seven years from the date of grant. The exercise price of options granted under the stock option plans is 100% of the fair market value of the underlying stock on the date of grant. Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a procedure established by the Compensation Committee based upon several factors including the salary grade midpoint, the performance of each participant and the approximate market price of the stock at the time of grant. The size of the grants, as developed under the procedure, are targeted to be somewhat above competitive levels as a reflection of both the added incentive to continue the favorable competitive performance of the Company, as well as the risk attached to the future growth of the biotech industry.

  CEO Compensation

   Pursuant to the letter agreement dated May 10, 2000, Mr. Binder retired as Amgen's Chief Executive Officer and a member of Amgen's Executive Committee effective May 11, 2000, the date of the 2000 Annual Meeting of Stockholders. Mr. Binder continued to serve as Chairman of the Board of Directors until December 31, 2000.

Since May 11, Mr. Binder has continued his employment with Amgen in a part-time special assignment position with the title of Special Advisor to the Chief Executive Officer. Mr. Binder's Base Salary while serving as Chief Executive Officer was determined in accordance with the criteria described in the "Base Salary" section of this report. Mr. Binder's Base Salary for 2000 as Chief Executive Officer was $574,917. Mr. Binder's Base Salary for 2000 as Special Advisor to the Chief Executive Officer was $520,000. See "--Employment and Compensation Arrangements."

   Under the terms and conditions of the May 10, 2000 letter agreement, Mr. Binder was not a participant in the Management Incentive Plan for 2000 but did receive a Special Bonus in the amount of $666,000. This amount represents 37% of the Management Incentive Plan payment that he would have been eligible to receive for 2000 had he been a participant in the Management Incentive Plan for the entire year.

   The Board of Directors elected Mr. Sharer Amgen's Chief Executive Officer and President on May 11, 2000. Mr. Sharer's Base Salary, Management Incentive Plan payout and grants of stock options were determined in accordance with the criteria described in the "Base Salary," "Management Incentive Plan" and "Stock Option Plans" sections of this report. Mr. Sharer's Base Salary for 2000 of $810,569 reflects the Board's assessment of his very favorable performance and his position in the Grade and Range Table.

   The Management Incentive Plan target for Mr. Sharer for the Management Incentive Plan period ended December 31, 2000 was set at 95% of Base Salary. The actual award under the Management Incentive Plan for the Management Incentive Plan period ended December 31, 2000 was $1,358,030 or 167.5% of Base Salary. Payments made to Mr. Sharer as a participant in the Management Incentive Plan for the period ended December 31, 2000 reflect both the Company's level of achievement of the Company-wide goals and Mr. Sharer's level of achievement of his individual performance objectives, which included goals relating to: ROCE; growth in revenue; profit after taxes; product development; research; and licensing and acquisition of product candidates. As previously discussed, no awards are made to Management Incentive Plan participants unless the Company achieves either the ROCE or growth in revenue goal; for 2000, these goals were achieved.

   On May 11, 2000, Mr. Sharer was granted a promotional stock option award to purchase 1,000,000 shares of Common Stock of the Company at 100% of fair market value on the date of grant, or $59.81 per share. In July 2000, Mr. Sharer was granted a periodic option to purchase 450,000 shares of Common Stock of the Company at 100% of fair market value on the date of grant, or $68.50 per share. This grant reflects the Board's assessment of the substantial contributions made by Mr. Sharer to the long-term growth and performance of the Company.

               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                      Franklin P. Johnson, Jr., Chairman
                                Jerry D. Choate
                              Frederick W. Gluck
                                Steven Lazarus

Compensation Committee Interlocks and Insider Participation

   During 2000, the Compensation Committee consisted of Messrs. Choate, Gluck, Johnson and Lazarus, all of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Audit Committee Report/3/

   The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2000.

   The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young LLP their independence.

   Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Amgen Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                        William K. Bowes, Jr., Chairman
                               Judith C. Pelham
                               Gilbert S. Omenn



--------
3 The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Performance Measurement Comparison

   The chart set forth below shows the value of an investment of $100 on December 31, 1995 in each of Amgen Common Stock, the Amex Biotech Index (the "Amex Biotech"), the Standard & Poor's Drug Index (the "S&P Drug") and the Standard & Poor's 500 Index (the "S&P 500"). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance of the Common Stock shown in the performance graph below is not necessarily indicative of future stock price performance.

                   Amgen vs. Amex Biotech, S&P Drug, S&P 500

                Comparison of Five Year Cumulative Total Return
               Value of Investment of $100 on December 31, 1995

[PERFORMANCE CHART APPEARS HERE]

                 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
                 -------- -------- -------- -------- -------- --------
   Amgen Inc.    $100.00  $ 91.58  $ 91.16  $176.11  $404.65  $430.83
   Amex Biotech  $100.00  $107.87  $121.42  $138.39  $292.62  $474.80
   S&P Drug      $100.00  $124.65  $198.60  $301.32  $247.99  $344.56
   S&P 500       $100.00  $122.96  $163.98  $210.82  $255.21  $231.91

                             CERTAIN TRANSACTIONS

   The Company has made loans to Dr. Fabrizio Bonanni and Mr. George J. Morrow both of whom are officers of the Company. Each such loan is evidenced by a full recourse promissory note secured by real estate valued in excess of the principal balance of such loan. The loans to Dr. Bonanni and Mr. Morrow were made in connection with their respective relocations closer to the Company. The Company has made two loans to Dr. Bonanni, each for $250,000, one of which provides that the Company will forgive 20% of the loan principal on each anniversary of Dr. Bonanni's employment until the loan is paid in full; interest payments will be reduced correspondingly. Dr. Bonanni commenced employment with the Company in April 1999. The Company made a loan to Mr. Morrow for $1,000,000 in March 2001. The annual interest rate on the loans to Dr. Bonanni was 4.6% during the year ended December 31, 2000 and the interest rate on the loans for each officer will be 5% for the year ending December 31, 2001. These interest rates are established and adjusted annually based on the average introduction rates on adjustable loans offered by California banks and savings and loans. Including principal and accrued interest, the largest aggregate indebtedness since January 1, 2000, under the loans of Dr. Bonanni and Mr. Morrow was $500,000 and $1,000,000, respectively. The aggregate outstanding indebtedness at March 15, 2001 of each of Dr. Bonanni and Mr. Morrow under such loans was $450,000 and $1,000,000, respectively.

   On March 2, 2001, the Company signed a letter agreement with Dr. Joan Kreiss, the wife of Dr. Perlmutter, Executive Vice President, Research, regarding possible funding of research grants for certain scientific work conducted by Dr. Kreiss. Under the terms of the letter agreement, if Dr. Kreiss relocates to Southern California, the Company will work with Dr. Kreiss and any new university with which she affiliates to try to obtain fellowships or grants to replace those that Dr. Kreiss is unable to transfer, if any. In addition, if replacement fellowships or grants cannot be obtained from other sources, the Company, as part of its general scientific research mission or through its charitable contribution programs, will work with Dr. Kreiss and the new university with which she affiliates to fund any deficits or grants which are attributable to fellowships or grants that she is not able to transfer, up to an amount not to exceed $1,250,000 per year for a period of five years from the date that Dr. Kreiss assumes a new position in Southern California.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership with the SEC and with The Nasdaq Stock Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by it, and written representations from certain Reporting Persons that no other reports were required for those persons, the Company believes that, during the year ended December 31, 2000, the Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that one report covering one transaction in 2000 was filed late by Mr. Marc M. P. de Garidel.

Fees Paid to the Independent Auditors

  Audit Fees

   The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for the year ended December 31, 2000 and the reviews of the unaudited interim financial statements included in the Company's Form 10-Q's for the year ended December 31, 2000 ("Audit Services") were $873,000.

  Financial Information Systems Design and Implementation Fees

   Ernst & Young LLP did not perform any professional services with respect to financial information systems design and implementation for the year ended December 31, 2000 ("Technology Services").

  All Other Fees

   The aggregate fees billed by Ernst & Young LLP for professional services other than Audit Services and Technology Services for the year ended December 31, 2000 were $2,154,000, including audit related services of $693,000. Audit related services principally include fees for accounting consultations and statutory audits.

Stockholder Proposals

   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the Company's next annual meeting of stockholders. To be eligible for inclusion in the Company's 2002 proxy statement, your proposal must be received by the Company no later than November 23, 2001 and must otherwise comply with Rule 14a-8 under the Exchange Act. In addition, the Bylaws contain an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, and not included in the Company's proxy statement. Further, if you would like to nominate a director or bring any other business before the stockholders at the 2002 Annual Meeting, you must comply with the procedures contained in the Bylaws and you must notify the Company in writing and such notice must be delivered to or received by the Secretary no later than February 14, 2002. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company's 2002 proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.

   You may write to the Secretary of the Company at the Company's principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320, Mail Stop 27-4-A, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attendance at the Annual Meeting

   If you plan to attend the Annual Meeting, please complete and return the enclosed postage paid reply card so that we can send you an admittance ticket and other materials. If you do not bring an admittance ticket, you will be admitted to the Annual Meeting only if you are listed as a stockholder of record on March 20, 2001, and bring proof of identification. If you hold your shares through a broker or bank or other nominee and do not bring an admittance ticket, you will need to provide evidence of stock ownership by bringing either a copy of the voting instruction form provided by your broker, bank or other nominee or a copy of your account statement showing your share ownership as of March 20, 2001.

                                          By Order of the Board of Directors
                                          /s/ Steven M. Odre
                                          STEVEN M. ODRE
                                          Secretary

April 4, 2001

                                                                     Appendix I

                                  Amgen Inc.
                   Audit Committee of the Board of Directors
                                    Charter

Purpose

   The Audit Committee (the Committee) assists the Board of Directors (the Board) in fulfilling its fiduciary responsibilities with respect to the oversight of the Company's affairs in the areas of financial accounting and reporting and the underlying internal accounting controls.

Membership

   The Committee will be comprised of at least three members of the Board, one of whom shall be designated as the Chairperson.

   Each member of the Committee must possess the necessary skills in finance or accounting as specified in the applicable requirements of the National Association of Securities Dealers (NASD).

   Membership on the Committee will also be governed by the applicable independence requirements of the NASD.

Meetings

   The Committee will meet at two regularly scheduled meetings each year, with additional meetings held as deemed necessary. In addition, the Committee will also meet, as more fully described below, prior to the Company filing each of its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC).

Responsibilities

   The Committee shall carry out its responsibilities through its interactions and discussions with the Company's management, internal auditors and independent auditors, as outlined below.

   As representatives of the Company's stockholders, the Committee and the Board shall be the parties to whom the independent auditors are ultimately accountable in connection with their audit of the Company's annual financial statements and related services. In this regard, the Committee and the Board shall have the ultimate authority to select, evaluate, and, where appropriate, replace the independent auditors.

   In carrying out its responsibilities, the Committee shall:

   1. Foster an environment conducive to open and frank discussion among management, the internal auditors, the independent auditors and the Committee members.

   2. The committee will, at its discretion, meet periodically with management, the internal auditors and the independent auditors in separate executive sessions to discuss matters which the Committee members or these groups believe should be discussed privately.

   3. Review and discuss with the internal auditors their annual audit scope and plan with respect to the Company's internal accounting controls, including any changes thereto.

   4. Discuss at least annually with the internal auditors significant findings resulting from reviews they have performed.

   5. Discuss at least annually with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company's internal accounting controls and the integrity of its financial reporting process and discuss recommendations for any needed improvements in these areas.

   6. Review with the independent auditors their audit scope and plan with respect to their audit of the Company's annual financial statements and their reviews of the Company's unaudited quarterly financial statements, including any changes thereto.

   7. Review with the independent auditors the proposed fees for the audit of the Company's annual financial statements, as well as the actual amounts subsequently charged for such service.

   8. Prior to the Company's Quarterly Reports on Form 10-Q being filed with the SEC, review and discuss with management and/or the independent auditors all significant matters related to the independent auditors' review of the related unaudited quarterly financial statements.

   9. Prior to the Company's Annual Reports on Form 10-K (Form 10-K) being filed with the SEC:

     A) Review the Company's audited annual financial statements included in the Form 10-K with management and the independent auditors.

     B) Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

     C) Discuss all relationships between the independent auditors and the Company, as disclosed in the written statement provided by the independent auditors in accordance with the requirements of Independence Standards Board Standard No. 1, as modified or supplemented, which may impact the independence of the independent auditors and take, or recommend that the Board take appropriate action, if needed, to oversee the independence of the independent auditors.

     D) Based on the results of the review and discussions in A, B, and C above, determine whether to recommend to the Board that such financial statements be included in the Form 10-K for filing with the SEC.

   10. Review the adequacy of the Committee's charter, at least on an annual basis, and submit any recommended changes to the Board for its consideration.

   11. Report periodically to the Board on significant results of the Committee's activities.

   12. Ensure that a report from the Committee is included in the Company's Annual Proxy Statement to Stockholders (Proxy) related to the performance of certain of the Committee's responsibilities as required by the rules and regulations of the SEC.

   13. Ensure that appropriate disclosure of the Committee's charter is included in the Company's Proxy as required by the rules and regulations of the SEC.

                                [LOGO OF AMGEN]
                                                       Amgen Inc.
                                                       One Amgen Center Drive
                                                       Thousand Oaks, CA 91320

[RECYCLE LOGO]
      Printed on recycled paper                        (C) 2001 Amgen Inc. All Rights Reserved.
                                                       P50206-3 780M/4-01

                                                                  -------------
                                                                    NO POSTAGE
                                                                     NECESSARY
                                                                     IF MAILED
                                                                      IN THE
                                                                  UNITED STATES
                                                                  -------------


                              BUSINESS REPLY MAIL

                  FIRST CLASS MAIL PERMIT NO. 67 THOUSAND OAKS, CA

                         POSTAGE WILL BE PAID BY ADDRESSEE

                  AMGEN INC.
                  ATTN: Corporate Secretary
                  Mail Stop 27-4-A
                  ONE AMGEN CENTER DRIVE
                  THOUSAND OAKS, CA 91320-1799

Amgen stockholders with admittance tickets will be admitted to the Annual Meeting of Stockholders. If you come to the meeting and do not have an admittance ticket, you will be admitted upon presentation of proper identification and evidence of stock ownership.

[_] Please send me two (2) admittance tickets for the Amgen Inc. Annual Meeting of Stockholders to be held on Thursday, May 17, 2001.

--------------------------------------------------------------------------------
Name (Please print)

--------------------------------------------------------------------------------
Address

                                                       (     )
--------------------------------------------------------------------------------
City                    State                 Zip               Telephone No.

        YOU DO NOT NEED TO RETURN THIS CARD IF YOU DO NOT PLAN TO ATTEND
                      THE ANNUAL MEETING OF STOCKHOLDERS.

                                                                 --------------
                                                                   PROXY CARD
                                                                 --------------


                                  AMGEN INC.

             One Amgen Center Drive, Thousand Oaks, CA 91320-1799
                     Proxy Solicited by Board of Directors
              For the Annual Meeting of Stockholders-May 17, 2001

 Kevin W. Sharer, Kathryn E. Falberg and Steven M. Odre (the "Proxy Holders"), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. common stock of the undersigned at the Annual Meeting of Stockholders of Amgen Inc., to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Los Angeles, California 90210, at 10:30 A.M., PT, on Thursday, May 17, 2001, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

 You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE.


    PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


                             FOLD AND DETACH HERE

       Please mark your
[X]    votes as in this
       example.

                                        WITHHOLD
                                 FOR   AUTHORITY                                                                 FOR AGAINST ABSTAIN
1. To elect three directors for  [_]     [_]                 2. To ratify the selection of Ernst &               [_]   [_]    [_]
   a three year term expiring                                   Young LLP as independent auditors of the
   at the 2004 Annual Meeting                                   Company for the year ending December 31, 2001:
   of Stockholders.

Nominees: Jerry D. Choate, Steven Lazarus, and Gilbert S. Omenn

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

------------------------------------------------------------

                                                      In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the
                                                      Company or the Board of Directors at the Annual Meeting of Stockholders.

                                                      This Proxy/Direction Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named nominees and FOR proposal 2. The Board of Directors recommends a vote FOR election of the nominees for director and FOR proposal 2.

                                                      As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders to be held May 17, 2001, the Proxy Statement and the 2000 Annual Report of the Company.

                                                      Change of Address:
                                                      ____________________________________________________________________________
                                                      ____________________________________________________________________________
                                                      ____________________________________________________________________________

___________________ Date: ___________ _______________________ Date:_____________
   Signature(s)                            Signature(s)

NOTE: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign.
      Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person, stating title.

                             FOLD AND DETACH HERE